UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

CHIRON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Participants in Solicitation

Chiron Corporation and Novartis AG and Novartis Corporation and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Chiron stcokholders in connection with the merger. Information about the directors and executive officers of Chiron and their ownership of Chiron’s stock is set forth in the proxy statement for Chiron’s 2005 Annual Meeting of Stockholders.

Investors can obtain more information when the proxy statement and the Schedule 13E-3 become available.  Investors should read the proxy statement and Schedule 13E-3 carefully when they become available before making any voting decision.

Internal Questions Week of December 12, 2005

Final Responses

Open Access Questions

1.               Question: Except for executives (with incentive to stay due to some very lucrative exit packages) a number of valuable Chiron employees are leaving on a daily basis. This combined with very little productivity due to the takeover and elimination of projects will weaken Chiron significantly over the next 5-6 months. What exactly is the plan to prevent significant destruction of business infrastructure and ensure continued progress on future products? The package currently presented is obviously not an incentive for employees to stay with Chiron through this period. Keeping non-executives may not be important for the new established company...if so, ignore my question. Thank You

Answer: Thank you for this question. Maintaining both Chiron’s and Novartis’ ongoing business operations and momentum through this transition period is one of our top priorities.  Success in this effort will require that everyone focus on a “business as usual” approach until the transaction is closed.

We are certainly considering actions to retain employees beyond the executive population. Our top priority is to ensure near-term product launches and maintain sales growth in priority franchises.

Beyond that, we know that the last weeks have been a time of uncertainty for many. There are bound to be unknowns before the transaction closes and more information can be shared freely. While an exact organizational structure has not been determined at this time, we truly believe that the strength of our combined organizations will offer a great deal of new opportunity to Chiron employees in the organization.  Our vision is to bring together Chiron’s and Novartis’ know-how, talent, resources and expertise, creating the opportunity to become a global leader in the vaccines and blood testing business as well as strengthening key areas in Novartis Pharma and the Novartis Institutes of Biomedical Research.

2.               Question:  I am Instrumentation Supervisor for Facilities Ops that support Blood Testing, Mfg. and R&D. Will the Integration Team be looking at our group as a Team or are you looking for individual performances in order to determine what, if any, jobs cuts are needed.

Answer: In general, during the integration process we will use the “best of both” principle to identify and evaluate talent across both organizations – an exact process will be communicated and rolled out in the new year.

This holds true when there are overlapping functions. But in the case of blood-testing, where Novartis currently does not have a business, the Chiron Blood Testing manufacturing and R&D operations are being evaluated as a team, rather than through individual reviews.

In addition, the Joint Steering Committee noted on December 12, 2005, that the Vaccines and Blood Testing businesses are not expected to be substantially altered at the time of deal closure, and that all current sites will continue to operate.

3.               Question: bizjournals.com Report: Schering may buy Chiron drug rights Friday December 9, 12:07 pm ET German drug giant Schering AG may exercise an option to buy the rights to Chiron Corp.’s multiple sclerosis drug Betaseron, according to news reports Friday. When U.S. regulators approved the merger between Swiss company Novartis AG and Emeryville-based Chiron (NASDAQ: CHIR - News) on Dec. 6, it changed a clause in the contract between Schering and Chiron. According to a report in Financial Times Deutschland, Schering might have to pay as much as $1.2 billion for rights to the drug, which it already sells. Schering pays about $180 million a year in royalties for the drug right now. Sales of Betaseron account for 16 percent of Schering’s sales. Published December 9, 2005 by San Francisco Business Times --- Any thoughts to this?

Answer:  We cannot comment on Schering’s possible actions on Betaseron beyond repeating what is accurately described in this news article.  Schering does indeed have the option to purchase all rights to Betaseron from Chiron at change of control, but the price is to be set by an independent third party.  The price information represented in the FT Deutschland article appears to be speculative, and is not defined in any contract.  Summary information on the terms of the relevant contract was published in the March 16, 1999, 10-K form.

4.              Question:  What are Novartis’ plans for the Oxford site? When will we be told?

Answer: Following the merger, the Vaccines business will continue to operate from its current locations. The Joint Steering Committee noted on December 12, 2005, that the Vaccines and Blood Testing businesses are not expected to be substantially altered at the time of deal closure and that all current sites for those businesses will continue to operate.

5.               Question:  At what point will the proxy be mailed, and how soon after the shareholder vote will the actual merger occur?

Answer:  We remain confident that the transaction will be completed during the first half of 2006.  The exact timeline for regulatory and shareholder approvals remains to be determined. On December 5, 2005, the U.S. Federal Trade Commission granted early termination of the antitrust waiting period under the Hart-Scott-Rodinosatisfying one of the conditions for the completion of the transaction. We hope the remaining approvals, from the European Commission and Chiron shareholders, excluding Novartis, will be secured quickly and in due course.

6.              Question:  Avendo in assegnazione delle Stock Options, volevo sapere come dovevo comportarmi. Mi verranno ritirate a $ 45,00/cad ? Posso venderle ? Devo attendere disposizioni in merito ? Grazie, saluti GM

Translation:  I have some stock options, I’d like to know what should I do with them:  Will they be withdrawn and repaid at $ 45.00 each? Can I sell them? Should I wait more information about the shares?

Answer

Unfortunately, we’re unable to provide specific advice related to actions any individual should take. However, in the example you mention, stock options priced above $45.00, or above the actual market price of Chiron on any given day, will have no value and you would not be able to “sell” them.

7.               Question: Does Chiron have a company affiliated or representation in Mexico?  Is Novartis currently marketing any patent from Chiron?

Answer:  Chiron has offices and facilities in 18 countries on five continents and has distribution networks in several countries, including Mexico. The current vision is that upon close of the transaction, Chiron’s current biopharmaceutical business will complement Novartis Pharma’s existing businesses. No decisions have been made yet concerning specific country operations after the close of the transaction, and in the meantime the companies continue to operate as separate entities.

8.               Question: I have been working in the area of biopharmaceuticals together with Iola Halsall over the last 8 months and would be very interested if there was to be a local Novartis marketing presence allocated to Chiron locally in Australia?

Answer:  Our current vision is that upon close of the transaction, Chiron’s current biopharmaceutical business will complement Novartis Pharma’s existing businesses in Oncology, Infectious Diseases and Respiratory, including at the country level.  Novartis does have a country operation in Australia, but no decisions have been made yet concerning specific country operations after the close of the transaction.

Combining Chiron’s and Novartis’ biopharmaceutical research efforts, pipeline strengths and marketed products represents a unique opportunity to create one of the strongest oncology players in the industry.